SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

SECURED INVESTMENT RESOURCES FUND, L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)
(4)	Proposed maximum aggregate value of transaction: $ 0
(5)	Total Fee paid: $ 0

☐	Fee paid previously with preliminary materials
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing party:
(4)	Date filed:

Secured Investment Resources Fund, L.P.

199 S. Los Robles Avenue, Suite 200

Pasadena, CA 91101

[DATE], 2006

Dear Limited Partner:

Secured Investment Resources Fund, L.P., a Kansas limited partnership (the “Partnership”), is seeking the approval by written consent (the “Consent”) of the limited partners (the “Limited Partners”) of the Partnership to a dissolution plan for the Partnership (the “Dissolution Plan”).

The Partnership’s sole remaining asset is its limited partnership interest in Cascade Joint Venture L.P., a Kansas limited partnership (“Cascade JV”), which owns Cascade Apartments, an 86-unit apartment complex in Topeka, Kansas (the “Property”). After evaluating the options available to the Partnership, we have concluded that the Dissolution Plan is in the best interests of the Partnership.

The Dissolution Plan may be summarized as follows:

(i)	Market the Property for sale through a national, real estate broker;
(ii)	Sell the Property to a third party, if an adequate offer is received and can be consummated, with “adequate offer” meaning an offer sufficient to repay all of the Partnership’s debts and liabilities;
(iii)

If an adequate offer is not received, the Partnership may either sell the Property pursuant to the best offer, or transfer the Property or the Cascade JV to one or more of the Partnership’s creditors in satisfaction of the Partnership’s debts; and

(iv)	Dissolve and liquidate the Partnership.

Please refer to “Proposal to Approve Dissolution Plan” for a complete description of the Dissolution Plan. Unless a dissolution is approved by the required vote of the Limited Partners, or another dissolution event occurs, the Partnership will not terminate before the year 2044, according to the Partnership’s limited partnership agreement.

You may have the following questions:

Q:	What is the Partnership Asking Me to Vote Upon?
A:	You are being asked to vote to approve the Dissolution Plan described in the Solicitation of Consents.
Q:	Why Should I Vote to Approve the Dissolution Plan?

A:

The Partnership believes that this is a good time to sell the Property. Given the poor performance of this Partnership, it would be better to dispose of its sole remaining Property and wind up the Partnership, thus saving future expenses of SEC compliance, audits, tax returns, etc. In addition, it would save the limited partners the inconvenience of dealing with future K-1’s and allow the limited partners to realize any tax benefit that they may obtain from any accumulated passive losses.

Q:	Are there Risks to approving the Dissolution Plan?
A:

Yes. You should read carefully the “Risks and Other Considerations” section of the Solicitation of Consents. Important considerations include the possibility that limited partners will receive no proceeds from the Dissolution Plan.

Q:	What does the General Partner Recommend?
A:

Millenium, the General Partner, recommends that you vote FOR approval of the Dissolution Plan. Please note that Millenium is General Partner of both the Partnership and Secured Investment Resources Fund, L.P. II (“SIR II”) and could be considered to have a conflict of interest regarding the Dissolution Plan because of SIR II’s loan to the Partnership (the “SIR II Debt,” described in the Solicitation). However, Millenium believes that any such potential conflict of interest is abated by the Dissolution Plan’s requirement to try to sell the Property to an unaffiliated third party through a national real estate brokerage.

Q:	What Do I Need to Do Now?
A:

After carefully reading and considering the information contained in this document, we are asking that you please complete, sign and date the enclosed [GREEN] consent form, mark it FOR the proposal and mail it to us in the self-addressed envelope provided.

We urge you to carefully read the enclosed Solicitation of Consents in order to vote your interests. YOUR VOTE IS IMPORTANT. FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. Again, to be sure your vote is represented, please sign, date and return the enclosed [GREEN] Consent of Limited Partner form as promptly as possible in the enclosed, prepaid envelope. If you have any questions, please do not hesitate to contact Ms. Stacey McClain at 626-585-5920.

Very truly yours,

MILLENIUM MANAGEMENT, LLC

General Partner of the Partnership

SOLICITATION OF CONSENTS

of

LIMITED PARTNERS

of

SECURED INVESTMENT RESOURCES FUND, L.P.

[DATE], 2006

Secured Investment Resources Fund, L.P., a Kansas limited partnership (the “Partnership”), is seeking the approval by written consent (the “Consents”) of the limited partners (the “Limited Partners”) of the Partnership, to dispose of substantially all the assets of the Partnership, by selling its limited partnership interest in Cascade Joint Venture L.P., a Kansas limited partnership (“Cascade JV”), or causing Cascade JV to sell its sole property, Cascade Apartments (the “Property”), and thereafter to distribute any net proceeds of such disposition and to liquidate promptly and wind up the Partnership (the “Dissolution Plan”).

This Solicitation of Consents (“Solicitation”) and the accompanying [GREEN] Consent of Limited Partners form are first being mailed to Limited Partners on or about [DATE], 2006. Limited Partners who are record owners of limited partnership interests (“Units”) shall be sent this Solicitation.

Millenium Management, LLC (the “General Partner” or “Millenium”), a California limited liability company, is the general partner of the Partnership. THE GENERAL PARTNER RECOMMENDS THAT LIMITED PARTNERS VOTE “FOR” THE PROPOSAL. You are advised to read this entire Solicitation carefully and to consult with your investment and tax advisors before making a decision whether or not to consent. YOUR VOTE IS IMPORTANT. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

The Consents are solicited upon the terms and subject to the conditions of this Solicitation and the accompanying form of Consent. Approval of the Dissolution Plan requires the consent of the record holders of a majority of the Units (the “Required Consents”). If the Partnership receives the Required Consents, it will effectuate the Dissolution Plan.

THIS SOLICITATION IS BEING MADE BY THE PARTNERSHIP. CONSENTS SHOULD BE DELIVERED TO THE PARTNERSHIP AS PROVIDED HEREIN.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS SOLICITATION OF CONSENTS EXPIRES NO LATER THAN 5:00 P.M. PACIFIC TIME ON [date], 2006, UNLESS EXTENDED.

AVAILABLE INFORMATION

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is required thereby to file reports, proxy or consent solicitation statements and other information with the SEC. However, the Former General Partners of the Partnership stopped filing any of the aforementioned documents with the SEC for periods after 1998, and Millenium has not yet been able to resume such filings. Reports, solicitation statements and other information filed with the SEC can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov and are available for inspection at the Commission’s principal office in Washington, D.C., at Station Place, 100 F Street, N.E., Washington, D.C. 20549.

INFORMATION CONCERNING THE PARTNERSHIP

General. Secured Investment Resources Fund, L.P. (the “Partnership”) is a Kansas limited partnership formed pursuant to the Kansas Revised Uniform Limited Partnership Act on March 30, 1984. The Partnership was formed with the intent to engage in the business of acquiring, improving, developing, operating and holding for investment, income producing properties with the objectives of (i) preserving and protecting the Partnership’s capital; (ii) providing capital gains through potential appreciation; (iii) providing quarterly “tax sheltered” cash distributions from operations; (iv) generating tax losses in excess of tax shelter distributions, which may be used to offset taxable income from other sources; and (v) increasing equity through the reduction of mortgage loans on Partnership properties. The term of the Partnership is sixty (60) years from the date of the Partnership Agreement of October 1, 1984, or the date of which all the assets acquired by the Partnership are sold or converted to cash.

The Partnership acquired two garden-style apartment communities in 1985 and three commercial strip shopping centers in 1986. Of these, all but the Cascade Apartments have been sold. The Cascade Apartments are located in Topeka, Kansas, and contain 86 units. According to the last Form 10-K filed by the Former General Partners, the Cascade Apartments were acquired on December 7, 1989 for $2,584,253. The Cascade Apartments have suffered from years of neglect and have substantial deferred maintenance. The Property is in serious need of significant repairs and replacements.

Change of Control. In March 2005, Millenium Management, LLC, a California limited liability company (the “General Partner”), became the sole General Partner of the Partnership, assuming control from the former general partners, James R. Hoyt and Secured Investment Resources, Inc. (the “Former General Partners”), pursuant to the vote of Limited Partners holding a majority of the Units and the approval of the Court and court-appointed receiver in the case captioned Everest Management, LLC, et al. v. James R. Hoyt, et al., (District Court, Johnson County, Kansas, Case No. 03CV07056) (the “Litigation”). Millenium engaged Maxus Properties, Inc., an unrelated third party, to be the new Property Manager.

On April 15, 2005, Millenium offered to purchase up to 8,000 Units in the Partnership at $4.00 per Unit. As a result of that offer, Millenium acquired 2,771 Units, and currently holds 2,806 Units (11.3%). Affiliates of Millenium, Everest Management, LLC and Everest Properties II, LLC,

hold 946 (3.8%) and 200 Units (0.8%), respectively. Millenium and its affiliates intend to vote FOR the approval of the Dissolution Plan.

Material Liabilities. The Partnership owes its first mortgage lender (“Wachovia”) approximately $2,173,500 in principal, as of June 1, 2006. The loan matures and is due and payable in full on March 1, 2009 (the “Wachovia Debt”). Wachovia has alleged that the removal and replacement of the Former General Partners was a default under the loan documents. The Partnership and Millenium have denied that an event of default has occurred and have also asserted that Wachovia waived any such default, if one did occur. Wachovia refused to release repair reserve funds that the Partnership required for repairs urgently needed at the Property, and therefore Millenium ceased payments on the Wachovia Debt in order to provide the funds needed for such repairs. Millenium and Wachovia have been discussing alternatives to resolve their differences over the Property and the Wachovia Debt. An affiliate of Millenium, Everest Properties II, LLC (“Everest”), has offered to purchase the Wachovia Debt at a price equal to 100% of the principal and regular accrued interest due on the note. Wachovia is considering that offer.

The Partnership also owes approximately $917,000 to another partnership that was controlled by James Hoyt and taken over by Millenium: Secured Investment Resources Fund, L.P. II (“SIR II”). Such debt was incurred by the Partnership before Millenium took control of the Partnership.

Securities Ownership. There are 24,869.5 limited partnership units issued and outstanding. A Limited Partner is entitled to one vote for each Limited Partnership Interest owned by such Limited Partner. Millenium currently holds 11.28% of the outstanding Limited Partnership Interests, and its affiliates, Everest Properties II, LLC and Everest Management, LLC, currently hold another 4.54% of the outstanding Limited Partnership Interests.

Partnership Agreement. Section 20 of the Partnership’s Restated Certificate and Agreement of Limited Partnership dated July 27, 1984, as amended to date (the “Partnership Agreement”) provides that the “Partnership shall be terminated and dissolved upon the earlier to occur of ... a Majority Vote in favor of dissolution and termination of the Partnership [and] ... the sale of all or substantially all of the assets of the Partnership....” Section 16.2 of the Partnership Agreement provides that “Limited Partners shall have the right to vote, by Majority Vote, [on] ... Termination and dissolution of the Partnership [or] ... sale of all or substantially all of the assets of the Partnership at any one time....”

PROPOSAL TO APPROVE DISSOLUTION PLAN

The Limited Partners are hereby being asked to APPROVE the following Dissolution Plan.

Dissolution Plan. The Partnership shall be terminated and dissolved as follows.

•

The Property will be listed for sale with a leading apartment property broker that is not affiliated with Millenium or the Partnership (“Broker”), to be marketed for sale to unaffiliated third parties.

•	For purposes of making decisions under this Dissolution Plan, Millenium has determined a Minimum Price of $3.8 Million, which is equal to the sum of the Wachovia Debt

($2,525,000, as of June 1, 2006, including principal, interest, default interest and estimated prepayment penalty ($193,000)); the SIR II Debt ($917,000) as of June 1, 2006); net other liabilities of the Partnership and Cascade JV ($65,000), and estimated brokerage commission and closing and liquidation costs ($100,000).

•

If an offer for the Property is received at or above the Minimum Price, from a credible buyer and on other reasonable terms (as determined by Millenium in its reasonable discretion), then the Partnership will consummate the sale of the Property to such buyer, if possible.

•

If the Partnership does not receive an offer from a credible buyer at or above the Minimum Price after the Broker has marketed the Property for a period of time that the Broker advises has been sufficient to fully expose the Property to the market, then the Partnership will have the option to sell the Property at a price below the Minimum Price, at the price and on the terms that Millenium deems to be in the best interest of the Partnership, or the Partnership may transfer its limited partnership interest in Cascade JV to Secured Investment Resources Fund, L.P. II (“SIR II”) in consideration of the full discharge and satisfaction of the SIR II Debt and SIR II’s assumption of the Wachovia Debt under terms that will excuse the Partnership from any further obligation with respect to the Wachovia Debt.

•

The Partnership will be liquidated and dissolved and any proceeds, net of liabilities and any reserves reasonably established by the General Partner, will be distributed in accordance with the Partnership Agreement.

•	The Partnership will deregister with the Securities and Exchange Commission (“SEC”).
•

Everest may purchase the Wachovia Debt at a price equal to at least 100% of the principal and regular accrued interest due on the Wachovia Debt; or may make a new loan limited to the amount necessary to repay in full the Wachovia Debt (including any interest, penalties, and fees due thereon), with the same interest rate as the Wachovia Debt and such other terms as are equivalent to, or more favorable to the Partnership than, the Wachovia Debt. A purchase of the Wachovia Debt would not alter or delay the dissolution process.

•

The disposition of the Property or the Partnership’s interests in the Cascade JV may be accomplished in any form determined by the General Partner to be in the interests of the Partnership, including without limitation a sale, a deed in lieu of foreclosure or other transfer in exchange for the discharge of debt, or a merger, subject to any voting rights the Limited Partners may have under the Partnership Agreement or applicable law, as long as the Partnership will only receive consideration of cash, assumption of debt, or discharge of debt.

•

The General Partner and the Partnership will make commercially reasonable efforts to complete the Dissolution Plan as set forth above. However, if the Dissolution Plan cannot be completed for any reason, the termination and dissolution of the Partnership is nonetheless authorized and the General Partner is authorized to cause the termination and dissolution of the Partnership in accordance with the Partnership Agreement.

SUPPORTING STATEMENT

The Limited Partners are being asked to approve by written consent the Dissolution Plan described above. Millenium recommends that Limited Partners vote “FOR” the approval of the Dissolution Plan, for the following reasons.

•

Dispose of the Property and Liquidate The Partnership. The Partnership Agreement currently provides that the Partnership does not have to be liquidated until the year 2044. However, the Partnership was organized over 20 years ago and has only one remaining asset. Millenium believes that many Limited Partners would like to end their investment in the Partnership and receive whatever proceeds can be realized, or at least recognize their loss for tax purposes.

•

Avoid Foreclosure or Bankruptcy. If the Partnership does not receive an offer from a credible buyer at or above the Minimum Price, then the Partnership may sell its limited partnership interest in Cascade JV to SIR II, an entity of which Millenium is also the general partner, in exchange for the complete satisfaction and discharge of the SIR II Debt and the assumption of the Wachovia Debt. Millenium believes this would be the most effective and prompt way to satisfy and discharge the debts of the Partnership if the Property will not generate enough proceeds to pay off such debts in full, rather than allow the Property to go through a foreclosure or cause the Partnership to file bankruptcy.

•

Eliminate Fees and Expenses. The former general partners had not filed the required reports with the SEC for periods after 1998. If the Partnership is not liquidated, the Partnership will be required to file reports with the SEC on an ongoing basis. The Partnership believes that the fees and other expenses for the necessary accounting, audit and legal work required to resume making SEC filings are disproportionately high compared to the net value (if any) of the Partnership’s assets.

•

Tax Benefits. Once the Partnership is liquidated and dissolved, many Limited Partners may be able to realize tax benefits from suspended passive losses that can be deducted against ordinary income. It would also eliminate the Limited Partners’ need for a Schedule K-1 from the Partnership in subsequent tax years.

•

More Cooperative Lender. If Wachovia sells the note to Everest on the terms currently proposed, the Partnership will incur no expense other than reimbursing Wachovia for certain expenses as required under the loan documents, not expected to exceed $10,000; and there will be no difference in the Partnership’s debt obligations. Millenium believes a sale of the note by Wachovia to Everest would be in the best interests of the Partnership in order to resolve the dispute with Wachovia and effectively replace Wachovia with a lender that, because it is affiliated with Millenium, can be expected to work more cooperatively with the Partnership. Such cooperation may be important as the Partnership attempts to complete the Dissolution Plan, if approved, or takes other actions to terminate the Partnership if the plan is not approved.

RISKS AND OTHER CONSIDERATIONS

The proposed Dissolution Plan has certain risks and disadvantages that you should consider carefully.

Possibility of No Proceeds from Liquidation. Millenium believes that the Dissolution Plan will result in the Partnership receiving full value for the Property in the current market, but there are no assurances that such amount will exceed the Minimum Price at all, or by enough to result in any net proceeds for distribution to Limited Partners.

Limited Partners Will Recognize Gain or Loss. Each Limited Partner will recognize gain or loss as a result of any liquidation and dissolution of the Partnership, the amount of which will depend upon his or her basis in his or her Units.

Cash Proceeds May Be Less Than Resulting Income Tax. Depending on Limited Partners’ individual circumstances, liquidating distributions from the Partnership may be less than the income tax attributable to any gain recognized as a result of the termination of their interest in the Partnership.

Foreclosure or Bankruptcy. The Partnership may not be able to complete the Dissolution Plan before a foreclosure proceeding or bankruptcy is commenced, which would probably delay or prevent completion of the Dissolution Plan.

Conflict of Interest. Millenium is the General Partner of and owns limited partnership interests in both the Partnership and SIR II. Millenium could be considered to have a conflict of interest regarding the Dissolution Plan because of the Partnership’s debt to SIR II. However, Millenium believes that any such potential conflict of interest is abated by the Dissolution Plan’s requirement to try to sell the Property to an unaffiliated party through a national real estate broker.

FEDERAL INCOME TAX MATTERS

The following is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Solicitation. All of the foregoing is subject to change, and any such change could affect the continuing accuracy of this section. This section does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such person’s specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Dissolution of the Partnership may be a taxable transaction under applicable state, local, foreign and other tax laws. LIMITED PARTNERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THE LIMITED PARTNER OF THE DISSOLUTION OF THE PARTNERSHIP.

Dissolution and liquidation of the Partnership will be treated as a complete disposition of the Units. In general, a Limited Partner will recognize gain or loss on a sale or other disposition of Units equal to the difference between (i) the “amount realized” on the disposition and (ii) the adjusted tax basis in the Units disposed. The amount of a Unit Holder’s adjusted tax basis in a Unit will vary depending upon the partner’s particular circumstances, and it will include the amount of the Partnership’s liabilities allocable to the Unit (as determined under Code Section 752). The “amount realized” with respect to a Unit will be a sum equal to the amount of cash received for the Unit pursuant to the dissolution, plus the amount of any decrease in the Partnership’s liabilities allocable to the Unit (as determined under Code Section 752).

The gain or loss recognized by a Limited Partner on the disposition of a Unit generally will be treated as a capital gain or loss if the Unit was held as a capital asset. Gain with respect to Units held for more than one year will be taxed, for federal income tax purposes, at a maximum long-term capital gain rate of 15 percent. Gain with respect to Units held one year or less will be taxed at ordinary income rates. It should also be noted that the Taxpayer Relief Act of 1997 imposed depreciation recapture of previously deducted straight-line depreciation with respect to real property at a rate of 25 percent (assuming eligibility for long-term capital gain treatment). A portion of the gain realized on a Unit with respect to a disposition of the Units may be subjected to this 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

Capital losses are deductible only to the extent of capital gains, except that taxpayers who are natural persons may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income (including gain treated as ordinary income under Section 1250). Excess capital losses generally can be carried forward to succeeding years (a “C” corporation’s carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

Under Code Section 469, individuals, S corporations and certain closely-held corporations generally are able to deduct “passive activity losses” in any year only to the extent of the person’s passive activity income for that year. Substantially all post-1986 losses from the Partnership are passive activity losses. Limited Partners may have “suspended” passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted “phase-in” amounts and which have not been used to offset income from other passive activities).

When a Limited Partner disposes of all of its interest in the Partnership pursuant to a dissolution, any “suspended” passive activity losses from the Partnership and any passive activity losses recognized upon the disposition of the Units, up to the Limited Partner’s positive adjusted tax basis in the Units, will be offset first against any net passive activity income from the person’s other passive activity investments, and the balance will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such person from its other “ordinary” income (subject to any other applicable limitations). The tax basis in the Units is decreased by the amount of passive activity losses applied to offset income.

VOTING PROCEDURE FOR LIMITED PARTNERS

Distribution and Expiration Date of Solicitation

This Solicitation and the related Consent are first being mailed to Limited Partners on or about [DATE], 2006. Representatives of the General Partner may call Limited Partners to solicit their consent, without compensation, but no employees or solicitors are engaged to make solicitations. The Partnership is bearing the cost of the Solicitation.

Limited Partners who are record owners of Limited Partnership Interests may execute and deliver a Consent. A beneficial owner of Limited Partnership Interests who is not the record owner of such Limited Partnership Interests must arrange for the record owner of such Limited Partnership Interests to execute and deliver to the Partnership a Consent form that reflects the vote of the beneficial owner.

This Solicitation of Consents will expire at 5:00 p.m. Pacific Time on the earlier to occur of the following dates (the “Expiration Date”): (i) [DATE], 2006 or such later date to which the Partnership determines to extend the solicitation, and (ii) the date the Required Consents are received. The Partnership reserves the right to extend this Solicitation for such period or periods as it may determine in its sole discretion from time to time. Any such extension will be followed as promptly as practicable by written notice thereof to the Limited Partners, as well as filing with the SEC. All Consents delivered to the Partnership will remain effective until the Expiration Date, including during any extension thereof, unless validly revoked by a later dated Consent delivered to the Partnership prior to the Expiration Date; however, under applicable Kansas law, Consents will not be effective after eleven months after the date they are executed. The Partnership reserves the right for any reason to terminate the Solicitation at any time prior to the Expiration Date by filing an amendment to this Solicitation with the SEC.

Voting Procedures and Required Consents

The Consent of Limited Partner form included with this Solicitation is the ballot to be used by Limited Partners to cast their votes. The Dissolution Plan requires the consent of the record holders of a majority of the Limited Partnership Interests (the “Required Consents”). Limited Partners should mark a box indicating that the Limited Partner votes “For” or “Against” approval of the Dissolution Plan, or wishes to “Abstain”. All Consents that are properly completed, signed and delivered to the Partnership, and not validly revoked prior to the Expiration Date, will be given effect in accordance with the specifications thereof. If none of the boxes on the Consent is marked, but the Consent is otherwise properly completed and signed, the Limited Partner delivering such Consent will be deemed to have voted “For” the Proposal.

The failure of a Limited Partner to deliver a Consent or a vote to “Abstain” will have the same effect as if such Limited Partner had voted “Against” the Proposal.

If Limited Partnership Interests to which a Consent relates are held of record by two or more joint holders or tenants in common, all such holders must sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent. Unless the Limited Partner states the number of Limited Partnership Interests recorded in the name of such Limited Partner to which the Consent relates, the Consent shall apply to all Limited Partnership Interests held in such Limited Partner’s name. If a Consent is executed by a person other than the record owner, then it must be accompanied by a valid proxy duly executed by the record owner.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation of Consents, and the interpretation of the terms and conditions of this Solicitation, will be determined by the Partnership, subject to the provisions of the Partnership Agreement, as well as state and federal law. Neither the Partnership, Millenium, nor any of their affiliates, shall be under any duty to give any notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived.

In the event the Partnership determines to extend this Solicitation in its sole discretion or this Solicitation expires, the Partnership will notify the Limited Partners as promptly as practicable thereafter of such extension or the results of this Solicitation by written notice to the Limited Partners, as well as filing an amendment to this Solicitation with the SEC, if required.

Completion Instructions

Limited Partners are requested to complete, sign and date the [GREEN] Consent of Limited Partner form included with this Solicitation and send the signed Consent to Secured Investment Resources Fund, L.P., 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101, Fax No.: 626-585-5929.

Consents should be sent or delivered to the Partnership at the address set forth on the back cover of this Solicitation. A prepaid, return envelope is included for your convenience. Facsimile copies will be accepted and deemed originals.

Power of Attorney

Limited Partners who execute and deliver a Consent, regardless of their vote, are also granting the General Partner authorization to prepare any and all documentation and take any further actions necessary to implement the Dissolution Plan, if approved by the Required Consents. Furthermore, each such Limited Partner constitutes and appoints Millenium, acting through its officers and employees, as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement or applicable law in order to implement the Dissolution Plan.

Revocation of Consents

Consents may be revoked at any time prior to the Expiration Date, or a Limited Partner may change his vote on the Dissolution Plan, in accordance with the following procedures. For a revocation or change of vote to be effective, the Partnership must receive prior to the Expiration Date a written notice of revocation or change of vote (which may be in the form of a subsequent, properly executed Consent) at the address set forth on the Consent. Facsimile copies will be accepted and deemed originals. The notice must specify the name of the record holder of the Limited Partnership Interests and the name of the person having executed the Consent to be revoked or changed (if different), and must be executed in the same manner as the Consent to which the revocation or change relates or by a duly authorized person that so indicates and that submits with the notice appropriate evidence of such authority as determined by the Partnership.

A revocation or change of a Consent shall be effective only as to the Limited Partnership Interests listed on such notice and only if such notice complies with the provisions of this Solicitation.

The Partnership reserves the right to contest the validity of any revocation or change of vote and all questions as to validity (including time of receipt) will be determined by the Partnership, subject to the provisions of the Partnership Agreement, as well as state and federal law.

Limited Partners are encouraged to contact Stacey McClain of the Partnership at the telephone number set forth on the back cover of this Solicitation with any questions regarding this Solicitation and with requests for additional copies of this Solicitation and form of Consent.

[PRELIMINARY FORM – DO NOT USE]

SOLICITATION OF CONSENTS

of

LIMITED PARTNERS

of

Secured Investment Resources Fund, L.P.

a Kansas Limited Partnership

Deliveries of Consents, properly completed and duly executed, should be made to Secured Investment Resources Fund, L.P. at:

199 S. Los Robles Avenue, Suite 200

Pasadena, CA 91101

Fax No.: 626-585-5929

Questions and requests for assistance about procedures for consenting or other matters relating to this solicitation may be directed to Stacey McClain at the address and telephone number listed below. Additional copies of the Solicitation of Consents and form of Consent may be obtained from the Partnership as set forth below.

No person is authorized to give any information or to make any representation not contained in the Solicitation of Consents regarding the solicitation made hereby, and, if given or made, any such information or representation should not be relied upon as having been authorized by the Partnership or any other person. The delivery of this Consent Solicitation Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Partnership since the date hereof.

Secured Investment Resources Fund, L.P.

199 S. Los Robles Avenue, Suite 200

Pasadena, CA 91101

(626) 585-5920

[PRELIMINARY FORM – DO NOT USE]

CONSENT OF LIMITED PARTNER

Solicited by Secured Investment Resources Fund, L.P.

a Kansas Limited Partnership (the “Partnership”)

LIMITED PARTNERS WHO RETURN A SIGNED CONSENT BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER WILL BE DEEMED TO HAVE VOTED ‘FOR’ SUCH MATTER. THIS CONSENT IS VALID FROM THE DATE OF ITS EXECUTION UNTIL DULY REVOKED.

THIS CONSENT FORM REVOKES ANY PREVIOUSLY EXECUTED CONSENT.

The undersigned has received the Solicitation of Consents dated [DATE], 2006 (“Solicitation”) by the Partnership, seeking the approval by written consent of the Dissolution Plan described therein.

Each of the undersigned, by signing and returning this Consent, hereby constitutes and appoints Millenium Management, LLC, general partner of the Partnership (“Millenium”), acting through its officers and employees, as his or her attorney-in-fact for the purposes of preparing any and all documentation and taking any further actions necessary to implement the Dissolution Plan, if approved, and executing any and all documents and taking any and all actions required under the Partnership Agreement or applicable law in order to implement the Dissolution Plan, if approved; and hereby votes all limited partnership interests of the Partnership held of record by the undersigned as follows regarding the approval of the Dissolution Plan set forth in the Solicitation. Please mark only one (1) box.

APPROVE THE DISSOLUTION PLAN

FOR	AGAINST	ABSTAIN

(Please sign exactly as your name appears on the Partnership’s records. Joint owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity should indicate the capacity in which they sign and should give FULL title, and submit appropriate evidence of authority to execute the Consent)

Dated:		, 2006
(Important-please fill in)

Signature / Title

Signature / Title

Telephone Number